ALLETE
    EXECUTIVE LONG-TERM INCENTIVE COMPENSATION PLAN
    PERFORMANCE SHARE GRANT

Jeff Scissons

In accordance with the terms of ALLETE’s Executive Long-Term Incentive Compensation Plan, as amended (the "Plan"), and as determined by and through the Executive Compensation Committee of ALLETE’s Board of Directors, ALLETE hereby grants to you (the "Participant") Performance Shares, as set forth below, subject to the terms and conditions set forth in this Grant, including Annex A and Annex C hereto and all documents incorporated herein by reference:

Number of Performance Shares Granted: 396
Date of Grant: April 13, 2022
Performance Period: January 1, 2022 through December 31, 2024
Performance Goals: See Annex C

This Grant is made in accordance with the Plan.

Further terms and conditions of the Grant are set forth in Annex A hereto and Performance Goals are set forth in Annex C hereto, both of which are integral parts of this Grant.

Any term, provision or condition applicable to the Performance Shares set forth in the Plan and not set forth herein is hereby incorporated by reference. To the extent any provision hereof is inconsistent with a Plan provision, the Plan provision will govern.

YOU SHOULD CAREFULLY READ AND REVIEW THE TERMS AND CONDITIONS SET FORTH IN THIS GRANT, INCLUDING ANNEX A HERETO, WHICH CONTAINS IMPORTANT INFORMATION, INCLUDING MANDATORY CLAIMS AND ARBITRATION PROCEDURES.

You will be deemed to have accepted this Grant on the Date of Grant and all its associated terms and conditions, including the mandatory claims and arbitration procedures set forth in Annex A, unless you notify the Company of your non-acceptance of the Grant by contacting the Director – Human Resources, in writing within sixty (60) days of the Date of Grant.

IN WITNESS WHEREOF, ALLETE has caused this Grant to be executed by its Chair, President and Chief Executive Officer as of the date and year first above written.

Attachments: Annex A and Annex C

ANNEX A
TO
ALLETE
EXECUTIVE LONG-TERM INCENTIVE COMPENSATION PLAN
PERFORMANCE SHARE GRANT

    The Performance Share Grant to which this is annexed is subject to the following additional terms and conditions:

    1.    Dividend Equivalents. You will receive Dividend Equivalents with respect to Performance Shares that are earned and payable. Dividend Equivalents are calculated and credited to you after the Performance Period has ended. The Dividend Equivalents will be in the form of additional Performance Shares, which will be added to the number of Performance Shares earned, and will equal the number of Shares (including fractional Shares) that could have been purchased on applicable dividend payment dates, based on the closing ALLETE common stock price as reported in the consolidated transaction reporting system on that date, with cash dividends that would have been paid on underlying Performance Shares, if such Performance Shares were Shares. Dividend Equivalents will only become payable if and to the extent the underlying Performance Shares are earned and become payable.

    2.    Satisfaction of Goals. Performance Shares remain unearned unless and until Performance Goals are achieved. After the Performance Period has ended, ALLETE’s Chair, President, and CEO will determine the extent to which the Performance Goals have been met. You will not earn any Performance Shares if the threshold performance level has not been met. Subject to the provisions of Section 4 below and to provisions in the Plan for change in control, Performance Shares will be earned as follows: If the threshold level has been met, you will have earned 50% of the Performance Shares (as increased by the Dividend Equivalents). If the target level has been met, you will have earned 100% of the Performance Shares (as increased by the Dividend Equivalents). Straight line interpolation will be used to determine earned awards based on achievement of goals between the threshold and target levels.

    3.    Payment. Subject to the provisions of Section 4 below and to provisions in the Plan for Change in Control, Performance Shares (as increased by the Dividend Equivalents) shall be paid in full after ALLETE’s Chair, President, and CEO has determined the extent to which Performance Goals have been met and within two and one half months after the end of the Performance Period. Payment shall be made, after withholding Performance Shares in an amount equal in value to the minimum amount of tax required to be withheld by law, by depositing ALLETE common stock into your Invest Direct account. Performance Share awards shall not vest until paid.

4.    Payment Upon Death, Retirement or Disability; Forfeiture of Unvested Performance Shares Upon Demotion, Unsatisfactory Job Performance, Default on Certain Agreements or Other Separation from Service.

4.1    If during a Performance Period you (i) Retire, (ii) die while employed by a Related Company, or (iii) become Disabled, you (or your beneficiary or estate) will receive a payment of any Performance Shares (as increased by the Dividend Equivalents) after the end of the Performance Period in accordance with Section 3 above. The payment shall be prorated based upon the number of whole calendar months within the Performance Period which had elapsed as of the date of death, Retirement or Disability in relation to the number of calendar months in the full Performance Period. A whole month is counted in the calculation if you were in the position as of the 15th of the month.

4.2     If after the end of a Performance Period, but before any or all Performance Shares have been paid, you Retire, die or become Disabled, you (or your beneficiary or estate) will be entitled to full payout of all earned Performance Shares (as increased by the Dividend Equivalents) in accordance with Section 3 above.

4.3    If, prior to payment of all Performance Shares, you are demoted, you default on any written agreement with a Related Company related to a restrictive employment covenant (such as confidentiality, non-disclosure, non-competition, non-solicitation, or the like) or ALLETE determines, in its sole discretion, that your job performance is unsatisfactory, ALLETE reserves the right to cancel or amend your grant relating to any unpaid Performance Shares, with the result that some portion or all of your unpaid Performance Shares (and related Dividend Equivalents) will be forfeited.

4.4    If you have a Separation from Service for any reason other than those specified in subsection 4.1 above, all Performance Shares (and related Dividend Equivalents), to the extent not yet paid, shall be forfeited on the date of such Separation from Service, except as otherwise provided by ALLETE’s Chair, President, and CEO.

    5.    Compensation Recovery Policy. The Grant is subject to the terms of any compensation recovery policy or policies established by ALLETE as may be amended from time to time (“Compensation Recovery Policy”). ALLETE hereby incorporates into the Grant the terms of the Compensation Recovery Policy.

    6.    Section 409A Compliance. This Grant is intended to comply with Section 409A of the Code (“Section 409A”) or an exemption thereunder, and, accordingly, to the maximum extent permitted, the Plan and the Grant shall be interpreted and administered in compliance therewith. Notwithstanding any other provision of the Grant, payments provided pursuant to the Grant may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments pursuant to the Grant that may be excluded from Section 409A as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. To the extent that any provision of the Grant would cause a conflict with the requirements of Section 409A or would cause the administration of the Grant to fail to satisfy Section 409A, such provision shall be deemed null and void to the extent permitted by applicable law. Nothing herein shall be construed as a guarantee of any particular tax treatment. ALLETE makes no representation that the Grant complies with Section 409A and in no event shall ALLETE be liable for the payment of any taxes and penalties that you may incur under Section 409A.

7.    Claims Procedure and Arbitration. The Grant is subject to the following claims procedures:

    7.1    Mandatory Claims Procedures. If you or any person acting on your behalf (the “Claimant”) has any claim or dispute related in any way to the Grant or to the Plan, the Claimant must follow these claims procedures. All claims must be brought no later than one year following the date on which the claim first arose and any claim not submitted within such time limit will be waived.

    7.2    Claim Submission. Any claim must be made in writing to the Claims Administrator. The Claims Administrator, or its delegate, shall notify the Claimant of the resolution of the claim within 90 days after receipt of the claim; provided, however, if the Claims Administrator determines that an extension is necessary, the 90-day period shall be extended to up to 180 days upon notice to that effect to the Claimant.

    7.3    Notice of Denial. If a claim is wholly or partially denied, the denial notice shall contain (i) the reason or reasons for denial of the claim, and (ii) references to the pertinent Plan provisions upon which the denial is based. Unless the claim is submitted for arbitration as provided below and in the Plan, the Claims Administrator’s decision or action shall be final, conclusive and binding on all persons having any interest in the Plan.

    7.4    Arbitration. If, after exhausting the procedures set forth above, a Claimant wishes to pursue legal action, any action by the Claimant with respect to a claim, must be resolved by arbitration in the manner described herein.

a)    Time Limits. A Claimant seeking arbitration of any determination by the Claims Administrator must, within six (6) months of the date of the Claims Administrator’s final decision, file a demand for arbitration with the American Arbitration Association submitting the claim to resolution by arbitration. A Claimant waives any claim not filed timely in accordance with this Section.
b)    Rules Applicable to Arbitration. The arbitration process shall be conducted in accordance with the Commercial Law Rules of the American Arbitration Association.
c)    Venue. The arbitration shall be conducted in Minneapolis, Minnesota.
d)    Binding Effect. The decision of the arbitrator with respect to the claim will be final and binding upon the Company and the Claimant. BY PARTICIPATING IN THE PLAN, AND ACCEPTING THE GRANT, YOU, ON BEHALF OF YOURSELF AND ANY PERSON WITH A CLAIM RELATING TO YOUR GRANT, AGREE TO WAIVE ANY RIGHT TO SUE IN COURT OR TO PURSUE ANY OTHER LEGAL RIGHT OR REMEDY THAT MIGHT OTHERWISE BE AVAILABLE IN CONNECTION WITH THE RESOLUTION OF THE CLAIM.
e)    Enforceability. Judgment upon any award entered by an arbitrator may be entered in any court having jurisdiction over the parties.

f)    Waiver of Class, Collective, and Representative Actions.  Any claim shall be heard without consolidation of such claims with any other person or entity.  To the fullest extent permitted by law, whether in court or in arbitration, by participating in the Plan, you waive any right to commence, be a party to in any way, or be an actual or putative class member of any class, collective, or representative action arising out of or relating to any claim, and you agree that any claim may only be initiated or maintained and decided on an individual basis.
g)    Standard of Review. Any decision of an arbitrator on a claim shall be limited to determining whether the Claims Administrator’s decision or action was arbitrary or capricious or was unlawful. The arbitrator shall adhere to and apply the deferential standard of review set out in Conkright v. Frommert, 130 S. Ct. 1640 (2010), Metropolitan Life Insurance Co. v. Glenn, 554 U.S. 105 (2008), and Firestone Tire and Rubber Company v. Bruch, 489 U.S. 101 (1989), and shall accord due deference to the determinations, interpretations, and construction of the Plan document by the Claims Administrator.
h)    General Procedures.
i.Arbitration Rules. The arbitration hearing will be conducted under the AAA Commercial Arbitration Rules (as amended or revised from time to time by AAA) (hereinafter the “AAA Rules”), before one AAA arbitrator who is from the Large, Complex Case Panel and who has experience with matters involving executive compensation and equity compensation plans. The AAA Rules and the terms and procedures set forth here may conflict on certain issues. To the extent that the procedures set forth here conflict with the AAA Rules, the procedures set forth here shall control and be applied by the arbitrator. Notwithstanding the amount of the claim, the Procedures for Large, Complex Commercial Disputes shall not apply.
ii.Substantive Law. The arbitrator shall apply the substantive law (and the laws of remedies, if applicable), of Minnesota or federal law, or both, depending upon the claim. Except to the extent required by applicable law, the Claimant shall keep any arbitration decision or award strictly confidential and not disclose to anyone other than his or her spouse, attorney, or tax advisor.
iii.Authority. The arbitrator shall have jurisdiction to hear and rule on prehearing disputes and is authorized to hold prehearing conferences by telephone or in person as the arbitrator deems necessary. The arbitrator will have the authority to hear a motion to dismiss and/or a motion for summary judgment by any party and in doing so shall apply the standards governing such motions under the Federal Rules of Civil Procedure.
iv.Pre-Hearing Procedures. Each party may take the deposition of not more than one individual and the expert witness, if any, designated by another party. Each party will have the right to subpoena witnesses in accordance with the Federal Arbitration Act, Title 9 of the United States Code. Additional discovery may be had only if the arbitrator so orders, upon a showing of substantial need.

v.Fees and Costs. Administrative arbitration fees and arbitrator compensation shall be borne equally by the parties, and each party shall be responsible for its own attorney’s fees, if any; provided, however, that ALLETE’s Chair, President, and CEO will authorize payment by the Company of all administrative arbitration fees, arbitrator compensation and attorney’s fees if ALLETE’s Chair, President, and CEO concludes that a Claimant has substantially prevailed on his or her claims. Unless prohibited by statute, the arbitrator shall assess attorney’s fees against a party upon a showing that such party’s claim, defense or position is frivolous, or unreasonable, or factually groundless. If either party pursues a claim by any means other than those set forth in this Article, the responding party shall be entitled to dismissal of such action, and the recovery of all costs and attorney’s fees and losses related to such action, unless prohibited by statute.
i)    Interstate Commerce and the Federal Arbitration Act. The Company is involved in transactions involving interstate commerce, and the employee’s employment with the Company involves such commerce. Therefore, the Federal Arbitration Act, Title 9 of the United States Code, will govern the interpretation, enforcement, and all judicial proceedings regarding the arbitration procedures in this Section.

8.    Ratification of Actions. By receiving the Grant or other benefit under the Plan, you and each person claiming under or through you shall be conclusively deemed to have indicated your acceptance and ratification of, and consent to, any action taken under the Plan or the Grant by ALLETE, the Board or the Executive Compensation Committee.

9.    No Impact on Other Benefits. The Grant or payment on account thereof shall not be taken into account in determining any benefits under any severance, retirement, welfare, insurance or other benefit plan of ALLETE or any affiliate except to the extent otherwise expressly provided in writing in such other plan or an agreement thereunder.

    10.    Notices. Any notice hereunder to ALLETE shall be addressed to ALLETE, 30 West Superior Street, Duluth, Minnesota 55802, Attention: Director – Human Resources, and any notice hereunder to you shall be directed to your address as indicated by ALLETE’s records, subject to the right of either party to designate at any time hereafter in writing some other address.

11.    Governing Law and Severability. To the extent not preempted by the Federal law, the Grant will be governed by and construed in accordance with the laws of the State of Minnesota, without regard to its conflicts of law provisions. In the event any provision of the Grant shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Grant, and the Grant shall be construed and enforced as if the illegal or invalid provision had not been included.

12.    Definitions. Capitalized terms not otherwise defined herein shall have the meanings given them in the Plan. The following definitions apply to the Grant and this Annex A:

12.1    “Claims Administrator” means ALLETE’s Chief Executive Officer, unless the claimant is (or is acting on behalf of) an ALLETE executive officer (within the meaning of Exchange Act Rule 3b-7), in which case the Claims Administrator is the Executive Compensation Committee of the Board of Directors.
12.2    “Code” means the Internal Revenue Code of 1986, as it may be amended from time to time.
12.3    “Disability” or “Disabled” means a physical or mental condition in which the Participant is:
(a)    unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months;
(b)    by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under the Employer’s accident and health plan;
(c)    determined to be totally disabled by the Social Security Administration; or
(d)    disabled pursuant to an Employer-sponsored disability insurance arrangement provided that the definition of disability applied under such disability insurance program complies with the foregoing definition of Disability.
12.4    “Related Company” means ALLETE, Inc. and all persons with whom the ALLETE, Inc. would be considered a single employer under Code section 414(b) (employees of controlled group of corporations), and all persons with whom such person would be considered a single employer under Code section 414(c) (employees of partnerships, proprietorships, etc., under common control); provided that in applying Code sections 1563(a)(1), (2), and (3) for purposes of determining a controlled group of corporations under Code section 414(b), the language “at least 50 percent” is used instead of “at least 80 percent” each place it appears in Code sections 1563(a)(1), (2), and (3), and in applying Treasury Regulations section 1.414(c)-2 for purposes of determining trades or businesses (whether or not incorporated) that are under common control for purposes of Code section 414(c), “at least 50 percent” is used instead of “at least 80 percent” each place it appears in Treasury Regulations section 1.414(c)-2.

12.5    “Retirement” or “Retires” means Separation from Service, for reasons other than death or Disability, on or after attaining normal retirement age or early retirement age as defined in the most applicable qualified retirement plan sponsored by the Related Company that employed the Participant immediately preceding the Separation from Service, without regard to whether the Participant is a participant in such plan, or if the employer Related Company does not sponsor such retirement plan, on or after attaining Normal Retirement Age or Early Retirement Age as defined in the ALLETE and Affiliated Companies Retirement Plan A, without regard to whether the Participant is a participant under the ALLETE and Affiliated Companies Retirement Plan A.

    12.6    “Separation from Service” means that the Participant terminates employment within the meaning of Treasury Regulations section 1.409A-1(h) and other applicable guidance with all Related Companies. Whether a termination of employment has occurred is determined under the facts and circumstances, and a termination of employment shall occur if all Related Companies and the Participant reasonably anticipate that no further services shall be performed after a certain date or that the level of bona fide services the Participant shall perform after such date (as an employee or an independent contractor) shall permanently decrease to no more than 20 percent of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding 36-month period (or the full period of services to the Related Companies if the Participant has been providing services to the Related Companies less than 36 months). A Participant shall not be considered to separate from service during a bona fide leave of absence for less than six (6) months or longer if the Participant retains a right to reemployment with any Related Company by contract or statute. With respect to disability leave, a Participant shall not be considered to separate from service for 29 months unless the Participant otherwise terminates employment or is terminated by all Related Companies.

Effective April 13, 2022

ANNEX C
TO
ALLETE
EXECUTIVE LONG TERM INCENTIVE COMPENSATION PLAN
    PERFORMANCE SHARE GRANT

Financial Measure and Calculation:
In order for Employee to be eligible to receive any of the Performance Shares the Company1 shall achieve 90% of the Budgeted Cumulative Gross Profit (“Threshold Performance”) as of December 31, 2024. If Threshold Performance is achieved, Employee is eligible to receive 50% of the Performance Shares. In order for Employee to be eligible to receive 100% of the Performance Shares, the Company shall achieve at least 100% of the Budgeted Cumulative Gross Profit as of December 31, 2024. If the Company’s performance falls between Threshold and Budgeted Cumulative Gross Profit, the Employee will be eligible to receive the percentage of the Performance Shares calculated using straight-line interpolation (between 50%-100%) for determining payout. In addition, unless otherwise approved by the Company (acting with the express approval of its Board of Directors or parent company), for 2022, the SG&A line item set forth on the ALLETE Corporate model shall be within a band of +/- 20% and for 2023 and 2024, the SG&A line item the ALLETE Corporate model shall be within a band of +/- 10% in each of those years. For purposes hereof, “Budgeted Cumulative Gross Profit” is defined as the cumulative gross profit of the Company over the entire three-year time period using the ALLETE Corporate model.

Performance Level	Budgeted Cumulative Gross Profit	Payout Percentage (% of Target Award)
Target	100%	100%
Threshold	90%	50%

1 For purposes of this Annex C to the ALLETE Executive Long Term Incentive Plan Performance Share Grant, each references to the “Company” means New Energy Equity LLC.